                                                                     EXHIBIT 2.2


                            STOCK PURCHASE AGREEMENT
                                  BY AND AMONG

                            REYNARD MOTORSPORT, INC.

                                   (AS BUYER)

                                       AND

                                    BOB RILEY

                                       AND

                                   MARK SCOTT

                                  (AS SELLERS)

                                      DATED

                                 MARCH 31, 1999

                                TABLE OF CONTENTS


1.   SALE AND TRANSFER OF SHARES; CLOSING.........................................................................1

   1.1.   Shares..................................................................................................1
   1.2.   Purchase Price..........................................................................................1
   1.3.   Closing.................................................................................................2
   1.4.   Closing Obligations.....................................................................................2

2.   REPRESENTATIONS AND WARRANTIES OF SELLERS....................................................................3

   2.1.   Organization and Good Standing..........................................................................3
   2.2.   Authority; No Conflict..................................................................................3
   2.3.   Capitalization..........................................................................................4
   2.4.   Financial Statements....................................................................................5
   2.5.   Books and Records.......................................................................................5
   2.6.   Title to Properties; Encumbrances.......................................................................5
   2.7.   Accounts Receivable.....................................................................................6
   2.8.   Inventory...............................................................................................6
   2.9.   No Undisclosed Liabilities..............................................................................6
   2.10.     Taxes................................................................................................7
   2.11.     No Material Adverse Change...........................................................................7
   2.12.     Employee Benefits....................................................................................7
   2.13.     Compliance With Legal Requirements; Governmental Authorizations......................................7
   2.14.     Legal Proceedings; Orders............................................................................8
   2.15.     Absence of Certain Changes and Events................................................................9
   2.16.     Contracts; No Defaults..............................................................................10
   2.17.     Insurance...........................................................................................12
   2.18.     Environmental Matters...............................................................................14
   2.19.     Employees...........................................................................................15
   2.20.     Labor Relations; Compliance.........................................................................15
   2.21.     Intellectual Property...............................................................................16
   2.22.     Certain Payments....................................................................................17
   2.23.     Disclosure..........................................................................................17
   2.24.     Relationships With Related Persons..................................................................18
   2.25.     Brokers or Finders..................................................................................18

3.   REPRESENTATIONS AND WARRANTIES OF BUYER.....................................................................18

   3.1.   Organization and Good Standing.........................................................................18
   3.2.   Authority; No Conflict.................................................................................18
   3.3.   Brokers or Finders.....................................................................................19

4.   COVENANTS OF SELLERS PRIOR TO CLOSING DATE..................................................................19

   4.1.   Access and Investigation...............................................................................19
   4.2.   Operation of the Businesses of the Company.............................................................20
   4.3.   Negative Covenant......................................................................................20
   4.4.   Required Approvals.....................................................................................20

   4.5.   Notification...........................................................................................20
   4.6.   Payment of Indebtedness by Related Persons.............................................................21
   4.7.   No Negotiation.........................................................................................21
   4.8.   Section 338(h)(10) Election............................................................................20


5.   COVENANTS OF BUYER PRIOR TO CLOSING DATE....................................................................22

   5.1.   Approvals of Governmental Bodies.......................................................................22

6.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.........................................................22

   6.1.   Accuracy of Representations............................................................................22
   6.2.   Sellers' Performance...................................................................................22
   6.3.   Consents...............................................................................................23
   6.4.   Additional Documents...................................................................................23
   6.5.   No Proceedings.........................................................................................23
   6.6.   No Claim Regarding Stock Ownership or Sale Proceeds....................................................23
   6.7.   No Prohibition.........................................................................................23

7.   CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE........................................................24

   7.1.   Accuracy of Representations............................................................................24
   7.2.   Buyer's Performance....................................................................................24
   7.3.   Consents...............................................................................................24
   7.4.   Additional Documents...................................................................................24
   7.5.   No Injunction..........................................................................................25

8.   TERMINATION.................................................................................................25

   8.1.   Termination Events.....................................................................................25
   8.2.   Effect of Termination..................................................................................25

9.   INDEMNIFICATION; REMEDIES...................................................................................26

   9.1.   Survival; Right to Indemnification Not Affected by Knowledge...........................................26
   9.2.   Indemnification and Payment of Damages by Sellers......................................................26
   9.3.   Indemnification and Payment of Damages by Buyer........................................................27
   9.4.   Time Limitations.......................................................................................27
   9.5.   Limitations on Amount--Sellers.........................................................................27
   9.6.   Limitations on Amount--Buyer...........................................................................27
   9.7.   Right of Set-Off.......................................................................................28
   9.8.   Procedure for Indemnification--Third Party Claims......................................................28
   9.9.   Procedure for Indemnification--Other Claims............................................................29

10.  GENERAL PROVISIONS..........................................................................................29

   10.1.     Expenses............................................................................................29
   10.2.     Public Announcements................................................................................30
   10.3.     Confidentiality.....................................................................................30
   10.4.     Notices.............................................................................................30
   10.5.     Jurisdiction; Service of Process....................................................................31
   10.6.     Further Assurances..................................................................................31

   10.7.     Waiver..............................................................................................31
   10.8.     Entire Agreement and Modification...................................................................32
   10.9.     Assignments, Successors, and No Third-Party Rights..................................................32
   10.10.    Severability........................................................................................32
   10.11.    Section Headings, Construction......................................................................32
   10.12.    Time of Essence.....................................................................................33
   10.13.    Governing Law.......................................................................................33
   10.14.    Counterparts........................................................................................33

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement ("Agreement") is made as of March 31, 1999, by REYNARD MOTORSPORT, INC., a Delaware corporation ("Buyer"), BOB RILEY, an individual resident in Indiana ("Riley"), and MARK SCOTT, an individual resident in Indiana ("Scott" and, collectively with Riley, "Sellers"). Sellers own all of the issued and outstanding shares of capital stock of Riley & Scott, Inc., an Indiana corporation (the "Company"). The Company is a party to, and has certain obligations under, this Agreement.

                                    RECITALS

         Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of the Company, for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.       SALE AND TRANSFER OF SHARES; CLOSING.

         1.1. SHARES.

         Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers, effective March 1, 1999.

         1.2. PURCHASE PRICE.

         The aggregate purchase price (the "Purchase Price") for the Shares will be the issuance of 319,836 shares of common stock of Buyer (the "RMI Common Stock") and $4,400,000 in cash, payable on or before May 15, 1999. The Purchase Price shall be allocated equally between the Sellers. As additional purchase price, Buyer shall reimburse Sellers for the interest expense actually paid by Sellers on funds borrowed by Sellers to pay the federal taxes on the gain represented by the issuance of the RMI Common Stock from the date of such borrowings until twelve (12) months from the Closing. Sellers shall provide documentation to Buyer on such interest costs and Buyer shall remit to Sellers the funds necessary to pay such interest on a timely basis.

         If Buyer has not completed an IPO within twelve (12) months of the Closing, Sellers shall have the right to cause Buyer to redeem all, but not part of of the RMI Common Stock (an aggregate of 319,836 shares) at an aggregate Redemption purchase price of $6,000,000 ($18.76 per share). This Redemption option shall be exercised by Sellers, if at all, at any time from and after twelve (12) months following the Closing for a period of 30 days. Sellers shall provide written notice to Buyer of their exercise of this Redemption option not more than 30 days prior to the date on which the Redemption option may first be exercised and not less than 5 days prior to the date on which the Redemption option shall lapse. Within thirty (30) days of receipt by Buyer of notice by the Sellers exercising this Redemption option, Buyer shall consummate the Redemption and pay to Sellers the Redemption purchase price in cash or other immediately available funds.

         If Buyer consummates an IPO within twelve (12) months of the Closing, Buyer hereby grants to Sellers a guaranteed value of $6,000,000 with respect to the RMI Common Stock (an aggregate of 319,836 shares) (the "Guaranteed Value"). At the date which is one (1) year following the effective date of the IPO, Buyer shall determine the Market Value, as defined below, for the shares of RMI Common Stock. If the aggregate Market Value for the RMI Common Stock (an aggregate of 319,836 shares) is less than the Guaranteed Value, Buyer shall pay to Sellers the difference between the aggregate Market Value and the Guaranteed Value. Such payment, if required, shall be made to Sellers, in cash or other immediately available funds, within 30 days following the final date used for computing the Market Value.

         For purposes of this Section, "Market Value" shall mean the average of the closing sales price for shares of RMI Common Stock on the New York Stock Exchange for the five (5) business days immediately preceding the date on which such Market Value determination is made. If Buyer's shares of Common Stock are not traded on the New York Stock Exchange, "Market Value" shall mean the average of the closing bid and ask prices for Buyer's Common Stock on the NASDAQ Stock Market or other primary exchange on which Buyer's Common Stock is traded for the five (5) business days immediately preceding the date on which such Market Value determination is made. If Buyer's Common Stock is not traded on an exchange, the "Market Value" shall be determined pursuant to an independent appraisal, as mutually agreed by the parties.


         1.3. CLOSING.

         The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel at 65 East State Street, Suite 1800, Columbus, Ohio 43215, at 10:00 a.m. (local time) on May 15, 1999, or at such other time and place as the parties may agree (the "Closing Date"). Subject to the provisions of Section 8, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         1.4. CLOSING OBLIGATIONS.

         At the Closing:

(a)      Sellers will deliver to Buyer:

         (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers);

         (ii) releases in the form of Exhibit 1.4(a)(ii) executed by Sellers (collectively, "Sellers' Releases");

         (iii) employment agreements in the form of Exhibit 1.4(a)(iii), executed by Sellers (collectively, "Employment Agreements");

         (iv) a certificate executed by Sellers representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyer prior to the Closing Date in accordance with Section 4.5); and

(b)      Buyer will deliver to Sellers:

         (i) Certificates representing an aggregate of 319,836 shares of RMI Common Stock in the names and amounts set forth in
                  Schedule 1.2;

         (ii) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

         (iii) the Employment Agreements, executed by Buyer on behalf of Riley & Scott, Inc.


2.       REPRESENTATIONS AND WARRANTIES OF SELLERS.

         Sellers represent and warrant to Buyer as follows:

         2.1. ORGANIZATION AND GOOD STANDING.

         The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under material agreements to which it is a party or by which its assets are subject. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

         2.2. AUTHORITY; NO CONFLICT.

(a) This Agreement constitutes the legal, valid, and binding obligation of each of the Sellers and the Company, enforceable against each Seller and the Company in accordance with its terms. Each Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform their obligations under this Agreement.

(b) Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):

         (i) contravene, conflict with, or result in a violation of (A) any provision of the organizational documents of the Company, or
                  (B) any resolution adopted by the board of directors or the stockholders of the Company;

         (ii) contravene, conflict with, or result in a violation of, or give any governmental body or other person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any legal requirement or any order to which the Company or any of the assets owned or used by it may be subject;

         (iii) cause Buyer or the Company to become subject to, or to become liable for the payment of, any tax;

         (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract to which the Company is a party; or

         (v) result in the imposition or creation of any encumbrance upon or with respect to any of the assets owned or used by the Company.

                  No Seller or the Company is or will be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

(c) Sellers are acquiring the RMI Common Stock for their own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"). Each Seller is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act.

         2.3. CAPITALIZATION.

         The authorized equity securities of the Company consist of 100 shares of common stock, par value $1.00 per share, of which 100 shares are issued and outstanding and constitute the Shares. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all encumbrances. Riley owns 50 of the Shares and Scott owns 50 of the Shares. No legend or other reference to any purported encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no agreements relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other legal requirement. The Company does not own, or have any agreements to acquire, any equity securities or other securities of any person or any direct or indirect equity or ownership interest in any other business.

         2.4. FINANCIAL STATEMENTS.

         Sellers have delivered to Buyer:

(a) unaudited balance sheets of the Company as at December 31 in each of the years 1994 through 1997, and the related unaudited statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended,

(b) a balance sheet of the Company as at December 31, 1998 (including the notes thereto, the "Balance Sheet"), and the related consolidated statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended.

         Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principles ("GAAP"). The financial statements referred to in this Section 2.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company.

         2.5. BOOKS AND RECORDS.

         The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those book and records will be in the possession of the Company.

         2.6. TITLE TO PROPERTIES; ENCUMBRANCES.

         The Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases and personal property sold since the date of the Balance Sheet, as the case may be, in the ordinary course of business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice). All material properties and assets reflected in the Balance Sheet are free and clear of all encumbrances except, with respect to all such properties and assets, (a) security interests shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (b) security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet (such security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists.

         2.7. ACCOUNTS RECEIVABLE.

         All accounts receivable of the Company that are reflected on the Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any agreement with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

         2.8. INVENTORY.

         All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or net realizable value on a first in, first out basis.

         2.9. NO UNDISCLOSED LIABILITIES.

         The Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the ordinary course of business since the date thereof.

         2.10. TAXES.

(a)      The Company has filed or caused to be filed (on a timely basis since
         1995) all tax returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable legal requirements. The Company has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to those tax returns or otherwise, or pursuant to any assessment received by Sellers or the Company, except such taxes, if any, that are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet.

(b) All deficiencies proposed as a result of any tax audit have been paid, reserved against, settled, or, are being contested in good faith by appropriate proceedings. No Seller or the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other person) of any statute of limitations relating to the payment of taxes of the Company or for which the Company may be liable.

(c) The charges, accruals, and reserves with respect to taxes on the books of the Company are adequate (determined in accordance with GAAP) and are at least equal to that the Company's liability for taxes. There exists no proposed tax assessment against the Company. No consent to the application of Section 341(f)(2) of the Internal Revenue Code has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All taxes that the Company is or was required by legal requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person.

(d) All tax returns filed by the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

         2.11. NO MATERIAL ADVERSE CHANGE.

         Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

         2.12. EMPLOYEE BENEFITS.

         The Company has no pension or profit sharing plans other than a 401-K Profit Sharing Plan which does not require any Company contributions.


         2.13. COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

         The following representations are qualified to the extent that they are limited not to have a Material Adverse Effect on the Company. As used herein, the term "Material Adverse Effect" means an effect which would be materially adverse to the assets, properties, business, affairs, operations, condition (financial or otherwise) or prospects of the Company (or buyer, as the context may dictate) that results or is reasonably likely to result in expenses, fees, losses, liabilities, claims, actions, or other damages in excess of $100,000.

(a) The Company is, and at all times since January 1, 1995 has been, in full compliance with each federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty ("Legal Requirement") that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

(b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(c) The Company has not received, at any time since January 1, 1995, any notice or other communication (whether oral or written) from any governmental body or any other person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(d) Schedule 2.13 contains a complete and accurate list of each approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any governmental body or pursuant to any Legal Requirement ("Governmental Authorization") that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed on Schedule 2.13 is valid and in full force and effect and the Company is in full compliance with all such Governmental Authorizations.

         2.14. LEGAL PROCEEDINGS; ORDERS.

(a)      There is no pending legal proceeding:

         (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

         (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

         To the knowledge of Sellers and the Company, (1) no such legal proceeding has been threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such legal proceeding.

(b) There is no award, decision, injunction, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other governmental body or by any arbitrator ("Order") to which the Company, or any of the assets owned or used by the Company, is subject.

(c) Neither Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company.

(d) To the knowledge of Sellers and the Company, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

(e) The Company is, and at all times since January 1, 1995 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject.

(f) No event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject.

(g) The Company has not received, at any time since January 1, 1995, any notice or other communication (whether oral or written) from any governmental body or any other person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

         2.15. ABSENCE OF CERTAIN CHANGES AND EVENTS.

         Since the date of the Balance Sheet, the Company has conducted its business only in the ordinary course of business and there has not been any:

(a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b)      amendment to the organizational documents of the Company;

(c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar agreement with any director, officer, or employee;

(d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

(e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

(f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any agreement or transaction involving a total remaining commitment by or to the Company of at least $10,000;

(g) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Company's intellectual property assets;

(h) cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000;

(i)      material change in the accounting methods used by the Company; or

(j) agreement, whether oral or written, by the Company to do any of the foregoing.

         2.16. CONTRACTS; NO DEFAULTS.

(a)      Sellers have delivered to Buyer true and complete copies of:

         (i) each agreement that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $10,000;

         (ii) each agreement that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $10,000;

         (iii) each agreement that was not entered into in the ordinary course of business and that involves expenditures or receipts of the Company in excess of $5,000;

         (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other agreement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $5,000 and with terms of less than one year);

         (v) each licensing agreement or other agreement with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Company's intellectual property assets;

         (vi) each collective bargaining agreement and other agreements to or with any labor union or other employee representative of a group of employees;

         (vii) each joint venture, partnership, and other agreements (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other person;

         (viii) each agreement containing covenants that in any way purport to restrict the business activity of the Company or any affiliate of the Company or limit the freedom of the Company or any affiliate of the Company to engage in any line of business or to compete with any person;

         (ix) each agreement providing for payments to or by any person based on sales, purchases, or profits, other than direct payments for goods;

         (x) each power of attorney that is currently effective and outstanding;

         (xi) each agreement entered into other than in the ordinary course of business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

         (xii)    each agreement for capital expenditures in excess of $5,000;

         (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business; and

         (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b) Neither Seller has or may acquire any rights under, and neither Seller has or may become subject to any obligation or liability under, any agreement that relates to the business of, or any of the assets owned or used by the Company, other than the lease of the Company's main facilities, which is leased from an affiliated entity.

(c) To the knowledge of Sellers and the Company, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any agreement that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other person any rights to any invention, improvement, or discovery.

(d) Each agreement delivered or required to be delivered to Seller pursuant to Section 2.16(a) is in full force and effect and is valid and enforceable in accordance with its terms.

(e) The Company is, and at all times since January 1, 1997 has been, in full compliance with all applicable terms and requirements of each agreement under which it has or had any obligation or liability or by which it or any of the assets owned or used it is or was bound.

(f) Each other person that has or had any obligation or liability under any agreement under which the Company has or had any rights is, and at all times since January 1, 1997 has been, in full compliance with all applicable terms and requirements of such agreement.

(g) No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any agreement.

(h) The Company has not given to or received from any other person, at any time since January 1, 1997, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any agreement, other than the potential claim by KPMG and the dispute with Eliseo Salazar, both of which have been disclosed to Buyer.

(i) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed agreements with any person and, to the knowledge of Sellers and the Company, no such person has made written demand for such renegotiation.

(j) The agreements relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the ordinary course of business and have been entered into without the commission of any act alone or in concert with any other person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

         2.17. INSURANCE.

(a)      Sellers have delivered to Buyer:

         (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the five (5) years preceding the date of this Agreement;

         (ii) true and complete copies of all pending applications for policies of insurance; and

         (iii) any statement by the auditor of the Company's financial statements with regard to the adequacy of its coverage or of the reserves for claims.

(b) Sellers have provided to Buyer a summary, by year, for the current policy year and each of the five (5) preceding policy years:

         (i)      a summary of the loss experience under each policy;

         (ii) a statement describing each claim under an insurance policy for an amount in excess of $50,000, which sets forth:

                  A.       the name of the claimant;

                  B. a description of the policy by insurer, type of insurance, and period of coverage; and

                  C.       the amount and a brief description of the claim; and

         (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(c) All policies to which the Company is a party or that provide coverage to either Seller, the Company, or any director or officer of the
         Company:

         (i)      are valid, outstanding, and enforceable;

         (ii) are issued by an insurer that is financially sound and reputable;

         (iii) taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks to which the Company is normally exposed;

         (iv) are sufficient for compliance with all Legal Requirements and agreements to which the Company is a party or by which it is bound;

         (v) will continue in full force and effect following the consummation of the transactions contemplated hereby; and

         (vi) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

(d) No Seller or the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(e) The Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which it is a party or that provides coverage to it or any director.

(f) The Company has given notice to the insurer of all claims that may be insured thereby.

         2.18. ENVIRONMENTAL MATTERS.

         To the best knowledge of the Company, except to the extent that any inaccuracies in any of the following representations and warranties set forth in this Section 2.18 would not be reasonably expected to have a Material Adverse Effect on the Company:

         (a) The Company is, and at all times has been, in compliance in all material respects with all federal, state, local and foreign laws, statutes, codes, rules, regulations, orders, injunctions, decrees, judgments, common law, legal doctrine, plans, demand letters, agreements with any Governmental Authorities and all other requirements relating to the pollution or the protection of health, safety or the environment, including without limitation the release, discharge or emission of any pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation ambient air, surface water, ground water, land surface, or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous materials, substances or wastes ("Environmental Laws") resulting from the operation of the Company's business or the ownership of the Company's properties or assets.

         (b) The Company has not received any notices, demand letters, complaints or requests for information from, and no action, suit, hearing, investigation or other proceeding is pending or, to the best knowledge of the Company, threatened by or before any governmental or regulatory authority or third party regarding any violation of or any liability under any Environmental Law. The Company is not subject to any judicial, executive, legislative, regulatory or administrative order, ruling or decree arising under or relating to any Environmental Law.

         (c) The Company has timely obtained, currently holds and is in compliance in all material respects with the provisions of all licenses, permits, authorizations and approvals required in connection with the operation of its business and the ownership, leasing or use of its properties under all Environmental Laws.

         (d) The Company is not aware of any event, condition, circumstance, activity, practice, action or plan which is reasonably likely to prevent continued compliance with the foregoing for which would give rise to any liability under any Environmental Law, based or resulting from the Company's manufacturing, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment of any Hazardous Substance.

         (e) No Hazardous Substance has been used, stored, placed, treated, transported, manufactured, generated, process, distributed, handled, placed, deposited, spilled, discharged or disposed of on or under any property of the Company, and there is no underground or above-ground storage tank located on or under, or any asbestos located on, any real property or structure owned or leased by the Company.

         (f) For purposes of this Section 3.13, the term "Hazardous Substance" means and includes (i) any substance heretofore or hereafter designated as "hazardous" or "toxic" under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Federal Water Pollution Control Act, 33 U.S.C.
Section 1251, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., or the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., or the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., all as amended and in the regulations promulgated thereunder or pursuant thereto; (ii) any "solid waste," "hazardous waste," or "infectious waste," as such terms are defined in any other Environmental Law at such time; (iii) asbestos, urea-formaldehyde, polychlorinated biphenyls ("PCBs"), methylene chloride, trichloroethylene, 1,2 - transichloreoethylne, dioxins, dibenzofurans, nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products, and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law; (iv) any substances listed in the United States Department of Transportation Table (49 C.F.R. 172,101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 C.F.R. 302 and amendments thereto); and (v) any additional substances or materials which at such time are classified or considered to be hazardous or toxic under any Environmental Law.

         (g) The Company has no knowledge of any facts or circumstances which could adversely affect or render significantly more costly in the future the Company's compliance with existing Environmental Laws.

         2.19. EMPLOYEES.

         No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such employee or director. To Sellers' Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

         2.20. LABOR RELATIONS; COMPLIANCE.

         Since January 1, 1997, the Company has not been and is not a party to any collective bargaining or other labor agreement. Since January 1, 1998, there has not been, there is not presently pending or existing, and to Sellers' knowledge there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any legal proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment

Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. To Sellers' knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         2.21. INTELLECTUAL PROPERTY.

(a) Intellectual Property Assets--The term "Intellectual Property Assets" includes:

         (i) the Company's name, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

         (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

         (iii)    all copyrights in both published works and unpublished works;

         (iv)     all rights in mask works; and

         (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by the Company as licensee or licensor.

(b) Agreements--Schedule 2.21(b) contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all agreements relating to the Intellectual Property Assets to which the Company is a party or by which it is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000 under which the Company is the licensee. There are no outstanding and, to Sellers' knowledge, no threatened disputes or disagreements with respect to any such agreement.

(c)      Know-How Necessary for the Business

         The Intellectual Property Assets are all those necessary for the operation of the Company's business as it is currently conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

(d)      Patents

         (i) Schedule 2.21(d) contains a complete and accurate list and summary description of all Patents. The Company is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

         (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), and are valid and enforceable.

         (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Sellers' knowledge, there is no potentially interfering patent or patent application of any third party.

         (iv) No Patent is infringed or, to Sellers' knowledge, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other person.

         (v) All products made, used, or sold under the Patents have been marked with the proper patent notice.

         2.22. CERTAIN PAYMENTS.

         Since January 1, 1997, neither the Company nor any director, officer, agent, or employee of the Company, or to Sellers' knowledge any other person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any affiliate of the Company, or
(iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

         2.23. DISCLOSURE.

(a) No representation or warranty of Sellers in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) No notice given pursuant to this Agreement will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c) There is no fact known to either Seller that has specific application to either Seller or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as either Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement.

         2.24. RELATIONSHIPS WITH RELATED PERSONS.

         Except as set forth in Schedule 2.24, no Seller has, or since January 1, 1998 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company' business. No Seller is, or since January 1, 1998 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the ordinary course of business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. No Seller or any affiliate of Sellers or of the Company is a party to any agreement with, or has any claim or right against, the Company.

         2.25. BROKERS OR FINDERS.

         Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, except for fees incurred with KPMG, which shall be the sole responsibility of Sellers. The parties agree that the Company shall be responsible for the payment of $18,000 to KPMG for KPMG's evaluation of the Company, but shall not be responsible for any further payments.

3.       REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer represents and warrants to Sellers as follows:

         3.1. ORGANIZATION AND GOOD STANDING.

         Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         3.2. AUTHORITY; NO CONFLICT.

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Employment Agreements, and other documents and agreements contemplated hereby (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

(b) Except as set forth in Schedule 3.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the transactions contemplated hereby by Buyer will give any person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated hereby pursuant to:

         (i)      any provision of Buyer's organizational documents;

         (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

         (iii)    any Legal Requirement or Order to which Buyer may be subject;
                  or

         (iv) any agreement to which Buyer is a party or by which Buyer may be bound.

         Buyer is not and will not be required to obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

         3.3. BROKERS OR FINDERS.

         Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

4.       COVENANTS OF SELLERS PRIOR TO CLOSING DATE.

         4.1. ACCESS AND INVESTIGATION.

         Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company and its representatives to, (a) afford Buyer and its representatives (collectively, "Buyer's Advisors") full and free access to the Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

         4.2. OPERATION OF THE BUSINESSES OF THE COMPANY.

         Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to:

(a)      conduct its business only in the ordinary course of business;

(b) use their best efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

(c)      confer with Buyer concerning operational matters of a material nature;
         and

(d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

         4.3. NEGATIVE COVENANT.

         Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 2.11 is likely to occur. It is specifically agreed that the Company may distribute to the Sellers an amount of cash not in excess of $500,000 to pay their share of taxes related to the Company's 1997, 1998 and through March 1, 1999 activities. In addition, the Company may distribute to Sellers an amount equal to one-half of their increased tax liability resulting from the effect of the recharacterization of gain from capital gain to ordinary income as a result of the section 338(h)(10) Election.

         4.4. REQUIRED APPROVALS.

         As promptly as practicable after the date of this Agreement, Sellers will, and will cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the transactions contemplated hereby. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the transactions contemplated hereby, and (b) cooperate with Buyer in obtaining all consents.

         4.5. NOTIFICATION.

         Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller or the Company becomes aware of any fact or condition that causes or constitutes a breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

         4.6. PAYMENT OF INDEBTEDNESS BY RELATED PERSONS.

         Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to the Company by either Seller or any affiliate of either Seller to be paid in full prior to Closing.

         4.7. NO NEGOTIATION.

         Until such time, if any, as this Agreement is terminated pursuant to
Section 8, Sellers will not, and will cause the Company and each of its representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

         4.8. SECTION 338(h)(10) ELECTION.

         The parties agree that in connection with the sale of shares contemplated hereby, the parties shall cause an express election pursuant to
Section 338(h)(10) of the Internal Revenue Code (a Section 338 "Election") to be made, and shall comply with the rules and regulations applicable to such Section 338 Election.

         For purposes of executing the election, on or prior to the closing date, Sellers and Buyer (and/or Riley & Scott, Inc. as necessary) shall jointly execute four (4) copies of Internal Revenue Services Form 8023 (or any successor form) and all attachments required to be filed therewith pursuant to the applicable Treasury Regulations. The forms relating to the Section 338 Election for federal, state, and local tax purposes hereinafter shall be referred to as the "Forms." Buyer and the Sellers agree that the form shall be filed with the appropriate tax authorities not earlier than 60 days before the latest date for filing thereof. At least 120 days prior to the latest date for filing of such form, the Sellers shall prepare and submit to the Buyer any necessary corrections, amendments, or supplements to such form and the attachments thereto, as executed by the Sellers and the Buyers (and/or Riley & Scott, Inc., as necessary) on or before the closing date. The Sellers shall not file any form or the attachments thereto as corrected, amended, or supplemented unless they shall have obtained the Buyers' consent thereto, which consent shall not be unreasonably withheld. On or prior to the thirtieth (30th) day after the Buyer's receipt of such corrections, amendments or supplements from the Sellers, the Buyer shall deliver to the Sellers either (A) its consent to such filing or (B) a written notice specifying in reasonable detail all disputed items and the basis therefor. If, within thirty (30) days after the Sellers' receipt of the written notice described in clause (B) above, the Sellers and the Purchasers have been unable to resolve their differences, any remaining disputed issues shall be submitted to a nationally recognized independent public accounting firm in the United States (other than a firm which then serves, has been selected to serve in the future, or has served within the past three (3) years as, the independent auditor for the Sellers or any of their affiliates) selected by the Sellers, and unreasonably acceptable to the Buyer, to resolve the disputed issues in a final, binding manner after hearing the views of both parties. In that event, the Sellers and the Buyer shall execute and consent to the filing of the corrected, amended, or supplemented Form in the manner determined by such accounting firm. In no event, however, shall the Forms be filed later than fifteen (15) days before they are due. The fees and expenses of the accounting firm shall be shared equally.

         For purposes of making a Section 338 Election there shall be set forth an allocation of the Buyer's "adjusted grossed-up basis" in the Shares (within the meaning of the Treasury Regulations under Section 338 of the Internal Revenue Code) to the tangible and intangible assets of Riley & Scott, Inc. as of the Closing Date (the "Allocation"). The Allocation shall be binding upon the Buyer and the Sellers for the purposes of allocating the "deemed selling price" (within the meaning of the Treasury Regulations) among the assets of Riley & Soctt, Inc. Neither party shall file any tax return, or take a position with a tax authority, that is inconsistent with the Allocation.

5.       COVENANTS OF BUYER PRIOR TO CLOSING DATE.

         5.1. APPROVALS OF GOVERNMENTAL BODIES.

         As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by it to consummate the transactions contemplated hereby. Between the date of this Agreement and the Closing Date, Buyer will cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the transactions contemplated hereby, and (ii) cooperate with Sellers in obtaining all consents; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

6.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.

         Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         6.1. ACCURACY OF REPRESENTATIONS.

         All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         6.2. SELLERS' PERFORMANCE.

(a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b) Each document required to be delivered pursuant to Section 1.4 must have been delivered.

         6.3. CONSENTS.

         Each consent required for this transaction, must have been obtained and must be in full force and effect.

         6.4. ADDITIONAL DOCUMENTS.

         Each of the following documents must have been delivered to Buyer:

(a) an opinion of Bruce Kempton, Esq., dated the Closing Date, in the form of Exhibit 6.4(a);

(b)      such other documents as Buyer may reasonably request for the purpose of
         (i) enabling its counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any of Sellers' representations and warranties, (iii) evidencing the performance by either Seller of, or the compliance by either Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iv) evidencing the satisfaction of any condition referred to in this
         Section 6, or (v) otherwise facilitating the consummation or performance of any of the transactions contemplated hereby.

         6.5. NO PROCEEDINGS.

         Since the date of this Agreement, there must not have been commenced or threatened against Buyer, or against any person affiliated with Buyer, any legal proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

         6.6. NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS.

         There must not have been made or threatened by any person any claim asserting that such person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

         6.7. NO PROHIBITION.

         Neither the consummation nor the performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any governmental body.

7.       CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE.

         Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

         7.1. ACCURACY OF REPRESENTATIONS.

         All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         7.2. BUYER'S PERFORMANCE.

(a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 1.4 and must have issued the Common Stock required to be delivered by Buyer pursuant to Section 1.2.

         7.3. CONSENTS.

         Each of the consents required for this transaction must have been obtained and must be in full force and effect.

         7.4. ADDITIONAL DOCUMENTS.

         Buyer must have caused the following documents to be delivered to
Sellers:

(a) an opinion of Kegler, Brown, Hill & Ritter Co., L.P.A., dated the Closing Date, in the form of Exhibit 7.4(a); and

(b) such other documents as Sellers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in
         Section 6.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation of any of the transactions contemplated hereby.

         7.5. NO INJUNCTION.

         There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and
(b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.       TERMINATION.

         8.1. TERMINATION EVENTS.

         This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either Buyer or Sellers if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

(b) (i) by Buyer if any of the conditions in Section 6 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 7 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

(c)      by mutual consent of Buyer and Sellers; or

(d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before May 15, 1999 or such later date as the parties may agree upon.

         8.2. EFFECT OF TERMINATION.

         Each party's right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections
10.1 and 10.3 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

9.       INDEMNIFICATION; REMEDIES.

         9.1. SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE.

         All representations, warranties, covenants, and obligations in this Agreement, the certificate delivered pursuant to Section 1.4(a)(iv), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

         9.2. INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS.

         Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Company, and their respective representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third- party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by Sellers in this Agreement or any other certificate or document delivered by Sellers pursuant to this Agreement;

(b) any breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date;

(c) any breach by either Seller of any covenant or obligation of such Seller in this Agreement;

(d) any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with either Seller or the Company (or any person acting on their behalf) in connection with any of the transactions contemplated hereby.

         The remedies provided in this Section 9.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

         9.3. INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER.

         Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement,
(b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person with Buyer (or any person acting on its behalf) in connection with any of the transactions contemplated hereby.

         9.4. TIME LIMITATIONS.

         If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 2.3, 2.11, 2.13 and 2.19, unless on or before December 31, 2000 Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 2.3, 2.11, 2.13 or 2.19, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before December 31, 2000 Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

         9.5. LIMITATIONS ON AMOUNT--SELLERS.

         Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b) or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause
(c) of Section 9.2 until the total of all damages with respect to such matters exceeds $100,000, and then only for the amount by which such damages exceed $100,000. However, this Section 9.5 will not apply to any breach of any of Sellers' representations and warranties of which either Seller had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by either Seller of any covenant or obligation, and Sellers will be jointly and severally liable for all Damages with respect to such breaches. Sellers agree that there are certain questions related to prior sales tax payments and that the Company has now accrued for such taxes. To the extent that the Company does pay such taxes, including interest and penalties, such amounts paid shall reduce the $100,000 basket set forth above, with such amount to be finally determined within one year of Closing. Notwithstanding the foregoing, the maximum amount of liability Sellers shall have pursuant to this
Section 9 shall be equal to the Purchase Price.

         9.6. LIMITATIONS ON AMOUNT--BUYER.

         Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 9.3 until the total of all Damages with respect to such matters exceeds $50,000, and then only for the amount by which such Damages exceed $50,000. However, this Section 9.6 will not apply to any breach of any of Buyer's representations and warranties of which Buyer had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by Buyer of any covenant or obligation, and Buyer will be liable for all damages with respect to such breaches.

         9.7. RIGHT OF SET-OFF.

         Upon notice to Sellers specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under this Section 9 against amounts otherwise payable for the Redemption purchase price contemplated by Section 1.2. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default or Buyer's obligations pursuant to Section
1.2 hereof. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

         9.8. PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.

(a) Promptly after receipt by an indemnified party under Section 9 or 9.3 of notice of the commencement of any proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

(b) If any proceeding referred to in Section 9.8(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will, unless the claim involves taxes, be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this
         Section 9 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

         9.9. PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS.

         A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

10.      GENERAL PROVISIONS.

         10.1. EXPENSES.

         Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants. Sellers will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement except for professional fees not in excess of $10,000. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

         10.2. PUBLIC ANNOUNCEMENTS.

         Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any person. Sellers and Buyer will consult with each other concerning the means by which the Company' employees, customers, and suppliers and others having dealings with the Company will be informed of the transactions contemplated hereby, and Buyer will have the right to be present for any such communication.

         10.3. CONFIDENTIALITY.

         Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the transactions contemplated hereby, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with Buyer's contemplated IPO.

         If the transactions contemplated hereby are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Sellers waive, and will upon Buyer's request cause the Company to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Company except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

         10.4. NOTICES.

         All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Sellers:          Riley & Scott, Inc.
                  310 Gasoline Alley
                  Indianapolis, IN  46222
                  (317) 381-0464
                  (317) 381-0480 (facsimile)
with a copy to:            Bruce Kempton
                           400 Water Street, Suite 250
                           Rochester, MI  48307
                           (248) 601-1183
                           (248) 601-2400 (facsimile)

Buyer:                     Reynard Motorsport, Inc.
                           Corporate Office
                           Reynard Park Brackley
                           Northants NN13 7RP
                           United Kingdom
                           011 44 1280 846808
                           011 44 1280 846813 (facsimile)
Attention:                 Alex S. Hawkridge

with a copy to:            Kegler, Brown, Hill & Ritter Co., L.P.A.
Attention:                 Jack A. Bjerke, Esq.
                           65 East State Street, Suite 1800
                           Columbus, OH  43215
                           (614) 462-5407
                           (614) 464-5419

         10.5. JURISDICTION; SERVICE OF PROCESS.

         Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Indiana, County of Marion, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of Indiana, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         10.6. FURTHER ASSURANCES.

         The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         10.7. WAIVER.

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         10.8. ENTIRE AGREEMENT AND MODIFICATION.

         This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated February 11, 1999) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         10.9. ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS.

         Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         10.10. SEVERABILITY.

         If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         10.11. SECTION HEADINGS, CONSTRUCTION.

         The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         10.12. TIME OF ESSENCE.

         With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         10.13. GOVERNING LAW.

         This Agreement will be governed by the laws of the State of Indiana without regard to conflicts of laws principles.

         10.14. COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


BUYER:                                      COMPANY:

REYNARD MOTORSPORT, INC.                    RILEY & SCOTT, INC.


By: _____________________________           By: ____________________________
    Alex S. Hawkridge,
    Chief Executive Officer                 Name: __________________________
                                            Title: _________________________


                                            SELLERS:


                                            ________________________________
                                            Bob Riley, Individually


                                            ________________________________
                                            Mark Scott, Individually